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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT


                              PROSPECTUS SUPPLEMENT
                                  DATED 1/29/03

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     TERM              RATE        ANNUAL YIELD*        BONUS      BONUS RATE         BONUS RATE
    3-5 mos.**         4.00%           4.08%             N/A           N/A               N/A
    6-11 mos.**        4.25%           4.34%             N/A           N/A               N/A
   12-23 mos.          5.75%           5.91%             N/A           N/A               N/A
   24-29 mos.          6.00%           6.18%             N/A           N/A               N/A
   30-35 mos.          6.50%           6.71%             N/A           N/A               N/A
   36-47 mos.          7.25%           7.51%             N/A           N/A               N/A
   48-59 mos.          8.00%           8.32%            .50%          8.50%             8.87%
   60-83 mos.          8.50%           8.87%            .50%          9.00%             9.41%
   84-119 mos.         8.25%           8.59%            .50%          8.75%             9.14%
     120 mos.          8.50%           8.87%            .50%          9.00%             9.41%
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                Minimum Investment for Investment Notes is $1,000

   These bonus rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity of existing notes. The rates for the Notes included in this Rate Supplement are available from February
                       14,2003 through February 28, 2003.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated January 29, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate.
**These terms are available only to renewals for the same term as the original investment.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

           Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


         (LOGO) AMERICAN BUSINESS                  For information,
                FINANCIAL SERVICES, INC.          call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com